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                                                                      EXHIBIT 99

Bristol Retail Solutions Inc. Files for Voluntary Reorganization Under Federal Bankruptcy Code

     SEATTLE, July 6 /PRNewswire/ -- Bristol Retail Solutions Inc. announced today that it has voluntarily filed for protection under Chapter 11, of the Federal Bankruptcy code. Bristol is a wholly owned subsidiary of VoiceFlash Networks Inc.

    Mr. Lawrence Cohen, Chairman of VoiceFlash Networks, added, "The company has initiated its reorganization and restructuring of its recently acquired subsidiary, Bristol Retail Solutions." Mr. Cohen also noted, "VoiceFlash's proprietary payment network is the first secure wireless electronic payment network to allow transactions to occur at the point of sale, and Bristol's infrastructure, distribution and management team are a very critical component enabling VoiceFlash to deploy this network." Mr. Cohen also added "Our management is moving swiftly and aggressively to properly reorganize Bristol, as we believe this quick and decisive action will allow us to retain and reorganize this key asset."

    The company recently acquired Bristol Retail Solutions Inc. as an essential component for the company's proprietary wireless consumer payment network, which is being developed utilizing the Blue Tooth wireless platform.

    About VoiceFlash Networks, Inc.

    VoiceFlash Networks, Inc. is a leader in the commercialization and integration of BlueTooth wireless technologies into legacy point of sale software and hardware systems. The Company's technologies are being developed to lead the wireless evolution by linking independent mobile devices, on a unified platform for the management of personal consumer data via point-of-sale and an open standards-based Application Programming Interface(API).

    Safe Harbor Statement of the Private Securities Litigation Reform Act of 1995: The statements in this press release which are not historical facts are forward looking statements within the meaning of the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. This factor includes, but is not limited to, risks and uncertainties related to securing adequate sources of capital, funding losses, re-organization related issues, competition and difficulties in integrating the merger partners.

    ADDITIONAL INFORMATION AND WHERE TO FIND IT

    In connection with the merger, Bristol Retail Solutions and VoiceFlash Networks Inc. have filed a Proxy Statement/Prospectus, with the Securities and Exchange Commission. Investors and security holders are advised to read the Proxy Statement/Prospectus because it contains important information. Investors and security holders may obtain a free copy of the Proxy Statement/Prospectus and other documents filed by VoiceFlash and Bristol Retail Solutions with the


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Commission at the Commissions Web site at HTTP://WWW.SEC.GOV. A free copy of the proxy Statement/Prospectus, and either company's other filings with the Commission may also be obtained from VoiceFlash. Free Copies of VoiceFlash Networks recent filings may be obtained by directing a request to 6401 Congress Avenue, Suite 250, Boca Raton, FL 33487, telephone number (561) 994-3223.

     CONTACT:
     VoiceFlash Networks, Inc., Boca Raton
     Larry Cohen, (561) 994-3223
     Investor Relations
     Online Research Partners, LLC, Rochester, NY
     Craig Stewart (800) 465-7096